Dreyfus Founders Funds, Inc.
File No. 811-1018
Form N-SAR
Item 77.E.

Legal Proceedings

PFEIFFER V. THE DREYFUS CORPORATION

This proceeding was described in the Form N-SAR filed by Dreyfus Founders Funds, Inc. (the "Registrant") for the year ended December 31, 2003. The Plaintiff's attorneys filed a stipulation of dismissal of this case with the court on June 9, 2004.

HAYS V. MELLON FINANCIAL CORPORATION, ET AL.

This proceeding also was described in the Form N-SAR filed by the Registrant for the year ended December 31, 2003. Following the filing of this case, a second class action, captioned WORTMAN V. MELLON FINANCIAL CORPORATION, ET AL., was filed on February 25, 2004 in the same court, the U.S. District Court for the Western District of Pennsylvania. Both class actions name Mellon Financial Corporation and Mellon Bank, N.A.; The Dreyfus Corporation ("Dreyfus") and Founders Asset Management LLC ("Founders" and, collectively with Dreyfus, the "Investment Advisers"); and the directors of all or substantially all of the Dreyfus Funds and the Registrant's Funds as defendants. The complaints also name all or substantially all of the Dreyfus Funds and the Registrant's Funds as nominal defendants. Plaintiffs allege that the Investment Advisers improperly used assets of the Dreyfus Funds and the Registrant's Funds, in the form of directed brokerage commissions and 12b-1 fees, to pay brokers to promote sales of Dreyfus Funds and the Registrant's Funds, and that the use of fund assets to make these payments was not properly disclosed to investors. Plaintiffs claim that the Investment Advisers' actions violated the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act, and common law. The complaints further allege that the directors breached their fiduciary duties to fund shareholders under the 1940 Act and at common law and that Mellon Financial and Mellon Bank violated the 1940 Act. The complaints seek unspecified compensatory and punitive damages, rescission of the funds' contracts with the Investment Advisers, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses. The complaints have been consolidated into a single action under the caption IN RE DREYFUS MUTUAL FUNDS FEE LITIGATION.

Founders, Dreyfus, and the Registrant's Funds believe the allegations in these lawsuits to be totally without merit and intend to defend the actions vigorously. Neither Founders, Dreyfus, nor the Registrant's Funds believe that the pending actions will have a material adverse effect on the Funds or Founders' ability to perform its contract with the Funds.